Outlet Communications, Inc.
               23 Kenney Drive
               Cranston, RI  02920


Notice of Annual Meeting of Stockholders and Proxy Statement

               Outlet
               Communications, Inc.

Notice of Annual Meeting of Stockholders
Wednesday, May 4, 1994 at 1:00 P.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Outlet Communications, Inc. will be held on Wednesday, May 4, 1994, at 1:00 P.M., local time, at WCMH Broadcast Studios, 3165 Olentangy River Road, Columbus, Ohio, for the following purposes:

1. To elect directors for the ensuing year, or until their respective successors are duly elected and qualified;

2. To ratify the selection by the Board of Directors of Ernst & Young as the independent auditors of the Company for the fiscal year ending December 31, 1994; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The close of business on March 18, 1994 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

By Order of the Board of Directors,

Joanne Schenck
Secretary

Cranston, Rhode Island
April 1, 1994

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE INDICATE VOTING INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND PROMPTLY RETURN THE COMPLETED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

PROXY STATEMENT

The enclosed Proxy is solicited by the Board of Directors of Outlet Communications, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") on May 4, 1994.

The Company's principal executive office is located at 23 Kenney Drive, Cranston, Rhode Island 02920. The approximate date on which this Proxy Statement is first being sent to stockholders is April 1, 1994.

You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, for the election of directors nominated herein, and for the proposal to ratify the selection of Ernst & Young as independent auditors for the fiscal year ending December 31, 1994.

Holders of record of Class A Common Stock, par value $.01 per share ("Common Stock"), of the Company at the close of business on March 18, 1994 will be entitled to vote at the Annual Meeting. Each share of Common Stock will be entitled to one vote. On March 18, 1994 there were 6,564,515 shares of Common Stock issued and outstanding. Shares redeemed or repurchased by the Company before the date of the Annual Meeting will not be entitled to vote. There are no other voting securities outstanding.

_________________________________________________________________
ELECTION OF DIRECTORS

At the Annual Meeting, twelve directors are to be elected to serve for a term of one year or until their respective successors are elected and qualified. There are two vacancies on the Board of Directors. See description of Stockholders Agreement under "Certain Relationships and Related Transactions." It is intended that proxies will be voted for the nominees set forth herein. Although it is expected that all candidates will be able to serve, if one or more is unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board of Directors unless the Board reduces the number of directors to be elected. If each of the parties to the Company's Stockholders' Agreement vote their shares of Common Stock pursuant to the provisions of such agreement, the director nominees will be elected. See "Certain Relationships and Related Transactions-Stockholders' Agreement." All of the twelve nominees for directors are currently serving as directors of the Company.

The following table presents information on the nominees for election as directors of the Company.

                            Principal Occupation and             Director
Name                  Age   Other Information                    Since
_____________________________________________________________________________
James G. Babb          62   Chairman of the Board,                 1991
                            President and Chief
                            Executive Officer since May 1,
                            1991; former President of
                            Jefferson-Pilot Communications
                            Company, a radio and television
                            broadcasting company, from
                            November 1988 to January 1991.
                            Prior thereto, he was Executive
                            Vice President and Chief Operat-
                            ing Officer of that company.

Letitia Baldrige(1)    68   Director; Owner of Letitia             1987
                            Baldrige Enterprises, Inc.,
                            a management training and
                            public relations consulting
                            firm, since 1964; Author,
                            Lecturer and Director of
                            Hartmarx Corporation and
                            Federal Home Loan Bank of
                            Atlanta.

Robert C. Butler       63   Director; Senior Vice                 1988
                            President and Chief Financial
                            Officer of International Paper
                            Company, a forest products
                            company, since 1988; Group
                            Executive Vice President of
                            the National Broadcasting
                            Company from 1984 to 1988.

Stephen J. Carlotti    52   Director; Partner in law firm         1991
                            of Hinckley, Allen & Snyder
                            since January 1992 and from
                            May 1970 to July 1989; former
                            Senior Executive Vice
                            President, Chief Operating
                            Officer, and General Counsel
                            of The Mutual Benefit Life
                            Insurance Company ("Mutual
                            Benefit") from August 1989 to
                            August 1991; consultant to
                            Mutual Benefit from September
                            1991 to December 1991.

Frederick Griffiths(1)  73  Retired former Vice President-        1992
                            Corporate Affairs of the
                            Company from 1976 to 1987. He
                            previously served in various
                            administrative and creative
                            capacities during a thirty-five
                            year affiliation with the
                            Company.

                            Principal Occupation and            Director
Name                  Age   Other Information                   Since
______________________________________________________________________________
Julius Koppelman       77   Director; Chairman of the            1987
                            Board and President of
                            Harding Service Corporation
                            ("Harding Service"), a consult-
                            ing firm, since 1985; President
                            of its predecessor, Harding
                            Resources, Inc. from 1982 to
                            1985.  Director of other
                            corporations including Gibson
                            Greetings, Inc. and Lincoln
                            Foodservice Products, Inc.

Leonard Lieberman      65   Director; Chairman of the           1988
                            Board, President and Chief
                            Executive Officer of the
                            Company from January to April
                            1991; former Chairman, President
                            and Chief Executive Officer of
                            Supermarkets General Corpora-
                            tion, an operator of super-
                            markets, drugstores and do-it-
                            yourself stores; Mr. Lieberman
                            was Chairman of that company
                            from 1986 to 1987 and President
                            and CEO from 1983 to 1987.
                            Director of other corporations
                            including Celestial Seasonings,
                            Inc., Republic New York Corpora-
                            tion, Sonic Corp., The William
                            Carter Company and Russell-
                            Stanley Corporation.

James K. Makrianes     69   Director; Partner, Ward               1988
                            Howell International, Inc.,
                            an executive search firm, since
                            February 1989.  Senior Vice
                            President, President, then
                            Chairman of Haley Associates,
                            an executive search firm, from
                            1978 to 1988.

                            Principal Occupation and           Director
Name                  Age   Other Information                  Since
____________________________________________________________________________
Victor H. Palmieri     64   Director; Deputy Rehabili-           1993
                            tator and Chief Executive
                            Officer of Mutual Benefit
                            since August, 1991;
                            Chairman of The Palmieri
                            Company, a business and
                            government management firm,
                            since 1969; former Trustee and
                            Chief Executive Officer of
                            Colorado-Ute Electric Associa-
                            tion, an electric utility, from
                            1990 to 1991.  Director of
                            other corporations including
                            Ernst Home Center, Inc., The
                            William Carter Company; and
                            Island Developers, Ltd.

Frank E. Richardson    54   Director; President of Wesray        1987
                            Capital Corporation ("Wesray"),
                            a private investment banking
                            firm, of which Mr. Richardson
                            has been an officer for more
                            than five years.  Director of
                            other corporations including
                            Alex. Brown & Sons, Dyersburg
                            Fabrics, Inc., New River Indus-
                            tries, Inc. and Sonic Corp.

Frank E. Walsh, Jr.    53   Director; Chairman of Wesray         1987
                            since August 1989; Vice
                            Chairman from 1986 to 1989,
                            Executive Vice President from
                            1985 to 1986 and a Director
                            of Wesray since 1984; Director
                            of other corporations including
                            Tyco Laboratories, Inc. and
                            Lincoln Foodservice Products,
                            Inc.

Solomon M. Yas(1)      53   Consultant in the field of          1992
                            resources; former Vice
                            President-Human Resources of
                            the Company from 1985 until
                            retirement as of June 1, 1991,
                            after completing seventeen
                            years of service with the
                            Company.

(1) Designated as a director by certain management stockholders pursuant to the Stockholders' Agreement. See "Certain Rela-tionships and Related Transactions-Stockholders' Agreement." All other directors were designated by Wesray pursuant to the Stockholders' Agreement.

               There are no family relationships between any director nominees, or between any of them and any officer of the Company.

STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS: The following table shows the number of shares of the Company's Common Stock beneficially owned by each director and by the executive officers listed in the Summary Compensation Table who are not directors and by all directors and officers as a group as of March 18, 1994.


AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

               NAME (ALL LISTED NAMES
TITLE OF       ARE DIRECTORS OR              NUMBER
CLASS          EXECUTIVE OFFICERS)           OF SHARES     PERCENT
- --------------------------------------------------------------------------
Class A        James G. Babb                  35,000(1)      (8)
Common Stock   Letitia Baldrige                  200         (8)
               Robert C. Butler                  200         (8)
               Stephen J. Carlotti                -           -
               Frederick R. Griffiths         15,450         (8)
               Julius Koppelman               16,842         (8)
               Leonard Lieberman               1,000         (8)
               James K. Makrianes                 -           -
               Victor Palmieri             2,137,000(2)     32.3
               Frank E. Richardson           256,228(3)      3.9
               Frank E. Walsh, Jr.                -            -
               Solomon M. Yas                  5,000         (8)
               Felix W. Oziemblewski          45,199(4)      (8)
               Douglas E. Gealy                9,999(5)      (8)
               Linda W. Sullivan              10,599(6)      (8)

               All Directors and
               Executive Officers
               as a group (16 persons)     2,533,217(7)     38.3
- ------------------------------------------------------------------------------
(1) Includes 30,000 shares acquirable upon exercise of stock options or restricted stock awards currently exercisable or to become exercisable within 60 days.
(2) Mr. Palmieri is a director and officer of Mutual Benefit and, for purposes of disclosure of beneficial ownership under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
    Mr. Palmieri may be deemed to be a beneficial owner of the 2,135,000 shares owned by that company.
(3) Includes 2,500 shares owned by Mr. Richardson's minor children. Mr. Richardson disclaims beneficial ownership of such shares.
(4) Includes 6,666 shares acquirable upon exercise of stock options currently exercisable or to become exercisable within 60 days.
(5) Includes 9,999 shares acquirable upon exercise of stock options or restricted stock awards currently exercisable or to become exercisable within 60 days.
(6) Includes 3,333 shares acquirable upon exercise of stock options currently exercisable or to become exercisable within 60 days.
(7) Includes 49,998 shares acquirable upon exercise of stock options or restricted stock awards currently exercisable or to become exercisable within 60 days.
(8) Less than 1%.

The Company owns all of the issued and outstanding shares of capital stock of Outlet Broadcasting, Inc. ("Outlet Broadcasting").

The addresses of the persons shown in the table above who are the beneficial owners of more than five percent of the Company's Common Stock are as follows:
Victor H. Palmieri c/o The Mutual Benefit Life Insurance Company, 520 Broad Street, Newark, New Jersey 07102.

OWNERSHIP IN EXCESS OF FIVE PERCENT OF COMPANY'S COMMON STOCK

The following table sets forth certain information with respect to those persons, other than officers or directors, known to the Company to be the holders of more than five percent of the Company's Common Stock as of March 18, 1994.

NAME AND ADDRESS OF                        NUMBER OF
BENEFICIAL OWNER                           SHARES               PERCENT
- ------------------------------------------------------------------------------
The Hartington Trust(1)                     626,764               9.5
P.O. Box 1975
Morristown, New Jersey 07962-1975

William E. Simon                            510,132               7.8
310 South Street
Morristown, New Jersey 07960

The OCI Trust                               331,625               5.1
P.O. Box 1975
Morristown, New Jersey 07962-1975

Mutual Benefit Life                       2,135,000               32.5
Insurance Company in Rehabilitation
520 Broad Street
Newark, New Jersey 07102

Gabelli Group Inc.                          758,811               11.6
(aggregate holdings of affiliates
and entities)
655 Third Avenue
New York, New York 10017

Sandler Associates,                         559,700                8.5
Sandler Capital Management
767 Fifth Avenue
New York, New York 10153

Parties to Stockholders' Agreement        4,718,685               71.9
- -----------------------------------------------------------------------------
(1) As the grantor of such revocable Trust, Mr. Raymond G. Chambers may, for purposes of disclosure of beneficial ownership under the Exchange Act, be deemed to be the beneficial owner of the shares of Common Stock held by the Trust. Additionally, as co-trustees of such Trust, Messrs. Kurt
    T. Borowsky, Gary L. Moore and David J. Roy may, for purposes of disclosure of beneficial ownership under the Exchange Act, be deemed to be the beneficial owners of the shares of Common Stock held by the Trust.

(2) For purposes of disclosure of beneficial ownership under the Exchange
    Act, the parties to the Stockholders' Agreement identified under Certain Relationships and Related Transactions are deemed to be a single person and the beneficial owners of the shares of Common Stock owned by all parties to the Stockholders' Agreement.
- -----------------------------------------------------------------------------

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all
Section 16(a) filing requirements applicable to the Company's Section 16 reporting persons were satisfied.
- ------------------------------------------------------------------------------
EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to the Chief Executive Officer and the Company's most highly compensated executive officers as to whom the total annual salary and bonus earned exceeded $100,000 for the fiscal year ended December 31, 1993.

SUMMARY COMPENSATION TABLE
                                  Annual Compensation                         Long Term Compensation
                                                                                              Shares
                                                                    Other                     Under-
                                                                    Annual      Restricted    lying
                        Principal                                   Compen-     Stock         Options
Name                    Position      Year    Salary    Bonus(3)    sation(4)   Awards(5)     Granted
James G. Babb           Chairman,     1993   $294,615   $200,000    $23,014     $  0             0
                        President     1992    266,442    160,000     15,068      67,500        30,000
                        and Chief     1991    196,701       0                      0             0
                        Executive
                        Officer(1)

Felix W. Oziemblewski   Vice          1993    121,554     60,000      8,781        0              0
                        President-    1992    116,319     40,700      7,165      22,500         10,000
                        Chief         1991    116,820       0                      0              0
                        Financial
                        Officer and
                        Treasurer

Douglas E. Gealy        Vice          1993    133,077     65,000       5,101        0             0
                        President-    1992    113,615     41,700       4,080      22,500        10,000
                        General       1991     59,991       0                       0             0
                        Manager
                        WCMH-TV(2)

Linda W. Sullivan       Vice          1993    111,539     57,500       5,136        0             0
                        President-    1992    102,539     35,100       4,136      22,500        10,000
                        General       1991    101,476       0                       0             0
                        Manager
                        WJAR-TV

(1)  Mr. Babb joined the Company in May 1991.
(2)  Mr. Gealy joined the Company in July 1991.
(3) Amounts represent incentive compensation awards. The amounts for 1993 also include one-time bonuses of $25,000 for Mr. Babb and $15,000 each for Mr. Oziemblewski, Mr. Gealy and Ms. Sullivan, paid upon completion of a successful debt refinancing.
(4)  Amounts listed represent gross-up payments for tax liabilities.
     Excludes perquisites and other benefits, unless the aggregate amount of these items exceeds the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer. Pursuant to the transitional provisions set forth in the proxy rules, amounts of Other Annual Compensation are excluded for the Company's 1991 fiscal year.
(5) The value of the restricted stock awards shown in the table is based on the market value of the shares on the date of grant of the award, less the purchase price ($1.00 per share). As of December 31, 1993, total restricted stock awards of 71,500 shares had been made pursuant to the Company's 1992 Stock Incentive Plan. The shares subject to such awards vest in three equal annual installments commencing in August 1993. As of December 31, 1993, the market value of outstanding restricted stock awards held by Mr. Babb, Mr. Oziemblewski, Mr. Gealy and Ms. Sullivan, less the purchase price ($1.00 per share), was $285,000, $63,337, $95,000 and $63,337, respectively. No restricted stock awards were made in 1993.

STOCK OPTIONS

The Company currently maintains the 1992 Stock Incentive Plan (the "Plan") as approved by the Company's stockholders on June 25, 1992, amended April 27, 1993. The Plan authorizes grants of either non-qualified or incentive stock options, or awards of restricted shares, to key employees of the Company. The aggregate number of shares of the Company's Common Stock available for awards under the Plan is 300,000 shares. The purpose of the Plan is to encourage stock ownership by executives and thereby increase the executives' personal interest in the Company's continued success and progress. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of options granted, the exercise price and exercisability thereof.

There were no options granted in the last fiscal year to the executive officers named in the Summary Compensation Table.

The following table summarizes options exercised during 1993 and shows fiscal year-end option values for the executive officers named in the Summary Compensation Table.

FISCAL YEAR-END OPTION VALUES
- -------------------------------------------------------------
                                                             Number
                                                             of Shares            Value of
                                                             Underlying           Unexercised
                                                             Unexercised          In-the-Money
                                                             Options at           Options at
                              Shares                         Year-End             Year-End(2)
                              Acquired         Value         Exer-     Unexer-    Exer-     Unexer-
Name                          on Exercise      Realized(1)   cisable   cisable    cisable   cisable
James G. Babb                                                 20,000    10,000    $145,000  $72,500
Felix W. Oziemblewski                                          6,666     3,334      48,328   24,172
Douglas E. Gealy                                               6,666     3,334      48,328   24,172
Linda W. Sullivan                3,333          $25,414        3,333     3,334      24,164   24,172



(1)  Value is based on average of the bid and ask prices on the date of exercise less the exercise price.
(2)  Value is based on the last sales price per share ($10.50) on December 31, 1993, as reported on the NASDAQ National Market System, less the applicable option price.

RETIREMENT PLANS

The Company maintains a non-contributory qualified retirement plan (the "Retirement Plan") for the benefit of its employees, including the individuals named in the Summary Compensation Table. The following table shows the estimated annual benefits payable upon retirement to persons in specified salary and bonus levels and years of credited service.

Compen-
sation      Years of Service
                15         20        25         30        35
________________________________________________________________
$125,000    $ 28,125   $ 37,500  $ 46,875   $ 56,250  $ 65,625
 150,000      33,750     45,000    56,250     67,500    78,750
 175,000      39,375     52,500    65,625     78,750    91,875
 200,000      45,000     60,000    75,000     90,000   105,000
 225,000      50,625     67,500    84,375    101,250   115,641*
 250,000      56,250     75,000    93,750    112,500   115,641*
 300,000      67,500     90,000   112,500    115,641*  115,641*
 400,000      90,000    115,641*  115,641*   115,641*  115,641*
 450,000     101,250    115,641*  115,641*   115,641*  115,641*
 500,000     112,500    115,641*  115,641*   115,641*  115,641*
 600,000     115,641*   115,641*  115,641*   115,641*  115,641*
_________________________________________________________________
* Maximum annual benefit permitted under Sections 415 and 401(a)(17) of the Internal Revenue Code.

The amounts payable shown in the above table are based on the following assumptions: (i) the individual shall have retired at the normal retirement age of 65, (ii) "compensation" is the average of the covered compensation paid to such individual during the three calendar years in which salary is the highest, (iii) covered compensation is salary and bonuses paid to Plan participants, and for 1993 is shown in the Salary and Bonus columns of the Summary Compensation Table, and (iv) benefits are paid in the form of a straight-life annuity.

In addition to the Retirement Plan, the individuals named in the Summary Compensation Table also participate in a non-qualified supplemental retirement plan (the "Supplemental Plan") which provides a supplemental benefit based on a percentage of final average compensation and years of service, less benefits paid under the Retirement Plan and Social Security benefits. The following table shows the estimated annual benefits payable under the Supplemental Plan to persons in the specified salary and bonus levels and years of credit service.

Compen-
sation      Years of Service
                15         20         25        30        35
_________________________________________________________________
$125,000    $ 21,875   $ 25,000   $ 15,625  $  6,250   $      0
 150,000      26,250     30,000     18,750     7,500          0
 175,000      30,625     35,000     21,875     8,750          0
 200,000      35,000     40,000     25,000    10,000          0
 225,000      39,375     45,000     28,125    11,250          0
 250,000      43,750     50,000     31,250    12,500      9,359
 300,000      52,500     60,000     37,500    34,359     34,359
 400,000      70,000     84,359     84,359    84,359     84,359
 450,000      78,750    109,359    109,359   109,359    109,359
 500,000      87,500    134,359    134,359   134,359    134,359
 600,000      124,359   184,359    184,359   184,359    184,359
_________________________________________________________________

The amounts payable shown in the above table are based on the following assumptions: (i) the individual shall have retired at the normal age of 65,
(ii) "compensation" is the average salary paid to such individual during the three calendar years in which salary is the highest in the five years prior to retirement, plus the average Executive Incentive Compensation award for the highest three years during the ten years prior to retirement, (iii) benefits are paid in the form of a straight-line annuity, (iv) estimated annual payments are after deduction for Retirement Plan benefits, but before any deduction for Social Security benefits. Covered compensation under the Supplemental Plan is included in the Salary and Bonus columns of the Summary Compensation Table.

As of December 31, 1993, for purposes of computing benefits under the
Retirement Plan and the Supplemental Plan, Mr. Babb has 2.7 years of service, Mr. Oziemblewski has 25.2 years, Ms. Sullivan has 8.7 years, and Mr. Gealy has
2.5 years.
- ------------------------------------------------------------------------------

EMPLOYMENT CONTRACTS

Mr. James G. Babb entered into an employment agreement as Chairman, President and Chief Executive Officer, effective January 1, 1993, for a term of five years, as amended. The agreement provides for a base salary of $305,000, as adjusted. The agreement also provides that Mr. Babb will be a participant in the Executive Incentive Compensation Plan and that he will be eligible to receive awards of stock options under the Company's stock option plans. Mr. Babb is further eligible to receive additional compensation in the event of a merger or sale of assets pursuant to which the Company's stockholders receive value in excess of $9 per share. In the event of termination without cause, the Company will pay Mr. Babb his compensation for twelve months or the remaining portion of his employment period, whichever is greater.

Mr. Douglas E. Gealy entered into an employment agreement as Vice President-General Manager of WCMH-TV in May 1993 which remains in effect until April 30, 1996. The contract provides for a base salary of $140,000 per annum and also provides that the employee will be a participant in the Executive Incentive Compensation Plan. Mr. Oziemblewski and Ms. Sullivan had employment contracts with the Company and Outlet Broadcasting for a term which expired as of March 31, 1992. These contracts provide, however, that if employment is terminated other than for cause, death or disability within a five-year period following the term of the contract, Outlet Broadcasting will pay a minimum of one year base salary as severance payment. At December 31, 1993, these amounted to $123,700 and $115,000 per annum, respectively. In the event of a merger of the Company or Outlet Broadcasting, or acquisition of 50% of their voting securities, or any other change in control, the contracts are deemed to have been assigned to the successor entity.
_________________________________________________________________

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Richardson serves as Chairman and Messrs. Butler, Koppelman and Walsh and Ms. Baldrige serve as members of the Compensation Committee of the Board. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. All members of the Compensation Committee except Ms. Baldrige were designated by Wesray pursuant to the Stockholders' Agreement described below under "Certain Relationships and Related Transactions-Stockholders' Agreement."

Messrs. Richardson and Walsh are stockholders and Messrs. Koppelman,
Richardson and Walsh are directors of Harding Service, which provides management consulting services to the Company pursuant to an agreement entered into in July 1986. Under the agreement, Harding Service has agreed to provide the Company with general management, corporate finance, marketing and business investment advice until July 1996. Such advice includes reviewing capital and operating budgets, capital appropriations, executive compensation and employee incentive programs, business strategies, budgeting and forecasting, and general corporate planning and financial oversight. Harding Service provides management consulting services to several other entities affiliated with Wesray. In consideration of the consulting services, the Company has agreed to pay consulting services fees equal to 0.333% of annual gross revenues to Harding Service, which fees totalled $186,974 in 1993. This agreement was entered into when the Company was privately held and may not be on terms as favorable to the Company as could have been obtained from an unaffiliated party.
- -----------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Outlet Communications, Inc. (the "Committee") herein presents the following report on executive compensation:

The Company maintains a Salary Administration Program of which the primary purpose is to ensure that the Company has a credible, logical and consistent process for making salary decisions. The existence of such a program enables the Company to determine that each executive receives a fair and reasonable salary for the level of work performed and for the quality of that work. The program also directly associates executive compensation with Company performance.

EXECUTIVE COMPENSATION POLICY. It is the policy of the Company to provide executive compensation that is equitable and competitively attractive. In addition, executive compensation should be related to improvements in corporate operating performance. Thus, compensation will be established at levels that are fair and objectively determined and, through incentives tied in to performance objectives, will be directly connected with increases in the Company's value for the ultimate benefit of the shareholders. The Company would not currently be subject to the limitation on deductibility of executive compensation as enacted in recent legislation but is considering whether it will modify its policies in response thereto.

BASE COMPENSATION. The Company's Salary Administration Program, as it pertains to base compensation, includes the following elements:

. JOB EVALUATION Establishes the economic value of each job and relates the valuation to both the marketplace and other jobs. This results in the development of a salary range for each level of work.

. PERFORMANCE APPRAISAL Provides for a fair and equitable review of job performance, conducted on a regular basis.

. PERFORMANCE PLANNING Combines pay programs with fulfillment of the Company's operating goals and/or financial objectives.

The Committee considers that the salary range levels developed for the executive officers are reasonable and competitive. Actual salaries are based on the established salary range as further adjusted within that range by individual performance contributions. During fiscal 1993, in recognition of the Company's overall improvement in operations, including revenue growth, expense reductions and a significant increase in operating income, the Committee granted the executive officers named in the Summary Compensation Table (the "Named Executives") an increase in base salary. Also, for having successfully accomplished a refinancing of long-term debt during the year, the Company awarded the Named Executives a one-time bonus payment as shown in the Summary Compensation Table.

EXECUTIVE INCENTIVE COMPENSATION PLAN Key management employees are eligible to participate in Outlet Broadcasting's Executive Incentive Compensation Plan. Participants are selected based on ability to affect profitability, with awards based primarily on the attainment of certain annual operating objectives. The plan is intended to reward specific operating accomplishments and provide competitive levels of compensation for the attainment of those financial objectives. In particular, the plan aims to focus the Company's activities toward optimum and steady earnings growth which, the Committee believes, are primary determinants of share price over time. Under the plan, target awards are established for executive officers as a percentage of their base salary range. The targeted awards are subject to decrease or increase based on the Company's actual performance and at the discretion of the Committee. The Committee may also grant discretionary awards to certain key employees. During 1993, the Company exceeded its financial performance objectives and incentive compensation awards were made to the Named Executives as shown in the Summary Compensation Table, to be paid in 1994. In 1992, incentive compensation awards were paid as shown in the Summary Compensation Table. The Company did not achieve its financial performance objectives for 1991 and no awards were paid for that year.

STOCK INCENTIVE PROGRAM The Committee believes that by encouraging stock ownership in the Company by executives, it serves to increase the executives' personal interest in the Company's continued success and progress. Therefore, executives are eligible to receive stock options and/or restricted shares, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. During fiscal 1992, individual stock options were granted and restricted shares were awarded to executive officers based on competitive practices.

COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Mr. James G. Babb, Chairman, President and Chief Executive Officer joined the Company in May 1991. His employment agreement with the Company was structured to provide Mr. Babb with a competitive base salary, subject to annual review, along with an annual incentive opportunity. In considering Mr. Babb's compensation for 1993, the Committee reviewed such compensation arrangements and further reviewed the trend of the Company's operating performance during the year. It was noted that the Company significantly exceeded its financial operating objectives for 1993. In particular, the Committee noted that the 1993 financial performance as measured by various factors, including revenue growth, expense control, operating income and net income per share, was a continuation of the Company's significantly improved financial performance of 1992.

Because of the considerable success enjoyed by the Company in its 1993 operating results, and because such success will further serve to benefit the Company's long-term business prospects, the Committee has made the following determinations regarding the compensation of Mr. Babb:

. Upon annual review, Mr. Babb's base salary was increased from $275,000 per year to $305,000 per year.

. Under the annual incentive compensation plan, an incentive award of $175,000 was accrued for fiscal 1993.

. Upon the Company's successful completion of a debt-refinancing, during 1993, Mr. Babb was awarded a one-time bonus of $25,000.

SUMMARY As described above, the Committee believes that the Salary Administration Program for executives is competitive and that the executive compensation programs include variable compensation opportunities that are based on achievements of financial objectives and enhancements in shareholder value.

Compensation Committee: Frank E. Richardson, Chairman, and Members Letitia Baldrige, Robert C. Butler, Julius Koppelman and Frank E. Walsh, Jr.
- -----------------------------------------------------------------------------

PERFORMANCE GRAPH

The following performance graph compares the performance of the Company's Common Stock to the Total Return Index for the Nasdaq Stock Market (U.S. Companies) and to the Nasdaq Telecommunications Stocks Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1988 and all dividends were reinvested.

A paper copy of the performance graph has been filed under cover of Form SE.


                       Fiscal Year Ended December 31,
- -------------------------------------------------------------------------
                     1988      1989     1990     1991      1992     1993
- -------------------------------------------------------------------------
The Company           100       105       36       18        17       44

Nasdaq Total
Return
Index (US)            100       121      103      165       192      219

Nasdaq Tele-
communications
Stocks Index          100       158      106      146       180      277

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS' AGREEMENT The Company, Outlet Broadcasting, and each of the Company's original stockholders (including Mutual Benefit) and certain of their successors and assigns are parties to a stockholders' agreement (the "Stockholders' Agreement"). As of March 18, 1994, an aggregate of 4,718,685 shares of the Common Stock were beneficially owned by the parties to the Stockholders' Agreement. The Stockholders' Agreement requires that the stockholders party to the Stockholders' Agreement vote their shares to fix the number of directors of the Company at 14 and elect as directors five persons designated by certain management stockholders (the "Management Stockholders") and nine persons designated by the stockholders affiliated with Wesray (the "Wesray Stockholders"). The following persons are parties to the Stockholders' Agreement: Hugh J. Byrnes, Richard D. Ferrier, Maria E. Ferrier, The Hartington Trust, Keith Hightower, John D. Howard, Julius Koppelman, Frank
H. Pearl, Frank E. Richardson, E. Burke Ross, Jr., William E. Simon, Manfred
L. Steyn, Henrik N. Vanderlip, The OCI Trust, (Wesray Stockholders), Reginald Butts, Steve J. Caminis, Charles G. Conklin, Estate of David E. Henderson and related trusts, Frederick R. Griffiths, Thomas J. Mosher, Felix W. Oziemblewski, Gerald T. Plemmons, Josephine Renola, Garland R. Robinson, John
D. Sawhill, Gerald Scher, John A. Serrao, Mara L. Snodgrass, Solomon M. Yas, Joseph A. Young (Management Stockholders) and Mutual Benefit.

The Stockholders' Agreement also provides that each stockholder and Mutual Benefit may not agree to sell any securities to a buyer who would as a result of such purchase own more than 50% of the outstanding Common Stock of the Company unless prior to such sale the buyer agrees to be bound by the Stockholders' Agreement and affords each stockholder the opportunity to sell a pro rata portion of his shares on the same terms and conditions.

The Stockholders' Agreement terminates on the earlier of (i) July 30, 1996;
(ii) the date that the Wesray Stockholders, Management Stockholders and Mutual Benefit own an aggregate of less than 50% of the Company's issued and outstanding Common Stock; and (iii) the date of an event of bankruptcy or insolvency of the Company or Outlet Broadcasting or foreclosure or similar actions or proceedings by the Company's senior bank lender. Mutual Benefit was placed in rehabilitation by the New Jersey Commissioner of Insurance on July 16, 1991.

MANAGEMENT CONSULTING AGREEMENT In July 1986, the Company entered into an agreement for management consulting services with Harding Service, of which Mr. Richardson and Mr. Walsh are stockholders and Messrs. Koppelman, Richardson and Walsh are directors. For a description of the agreement with Harding Service, see "Compensation Committee Interlocks and Insider Participation."

TRANSACTIONS WITH THE LAW FIRM OF HINCKLEY, ALLEN & SNYDER The law firm of Hinckley, Allen & Snyder of which Mr. Carlotti, a Director of the Company, is a partner, provided legal services to the Company during fiscal year 1993.

DIRECTORS' COMPENSATION

All non-employee directors receive an annual retainer of $13,000. All non-employee directors also receive a $1,000 fee for each meeting of the Board attended and $600 for attendance at committee meetings.
- -----------------------------------------------------------------------------
BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors during the fiscal year ended December 31, 1993 had a total of four meetings. All of the incumbent directors standing for reelection attended at least 75% of the aggregate number of meetings of the Board. Director Victor H. Palmieri attended all of the meetings since his election to the Board on October 28, 1993.

As standing committees, the Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

The Executive Committee consists of Frank E. Richardson, Chairman, James G. Babb, Stephen J. Carlotti, Julius Koppelman and Leonard Lieberman.

The Compensation Committee consists of non-employee directors. Its members are Frank E. Richardson, Chairman; Letitia Baldrige, Robert C. Butler, Julius Koppelman and Frank E. Walsh, Jr. The Committee held two meetings during fiscal year 1993 and all members attended both meetings except for Frank E. Walsh, Jr. who attended one meeting. The Compensation Committee's duties are to consider and make recommendations to the Board of executive employee compensation, bonuses and employment plan benefits.

The Nominating Committee consists of Stephen J. Carlotti, Chairman, James G. Babb and Letitia Baldrige and Frederick R. Griffiths. The Committee, although it did not hold any official meetings during 1993, held unofficial discussions as to new directors. The Nominating Committee's duties are to screen and recommend to the Board qualified candidates for election to the Board. The Committee will also consider nominees recommended by shareholders. Shareholders desiring to make such recommendations should submit the candidate's name, together with biographical information and the candidate's written consent to nomination to: Secretary, Outlet Communications, Inc., 23 Kenney Drive, Cranston, Rhode Island 02920-4489 no later than January 14, 1995.

The Audit Committee consists of non-employee directors. Its members are Stephen J. Carlotti, Chairman, Letitia Baldrige, Robert C. Butler, Leonard Lieberman and Solomon M. Yas. The Committee had one meeting during 1993 and all members attended.

The primary objectives of the Audit Committee are to provide direct, personal contact on a regular basis between non-employee directors and the Company's independent auditors. The Committee analyzes reports of the independent auditors, reviews the adequacy of the Company's internal accounting controls with the independent auditors, and makes such recommendations to the Board as the Committee may deem advisable. The Audit Committee also approves all audit services provided by the Company's independent auditors and fees therefor.
- -----------------------------------------------------------------------------

APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors has elected Ernst & Young, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1994. The affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting (whether in person or by proxy) is required to approve this matter. It is expected that representatives of Ernst & Young will attend the Annual Meeting, will have an opportunity to address the meeting, if they desire to do so, and will be available to respond to appropriate questions from stockholders.
- -----------------------------------------------------------------------------

STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for presentation at the Company's 1995 Annual Meeting of Stockholders must submit the proposal to the company, Outlet Communications, Inc., 23 Kenney Drive, Cranston, Rhode Island 02920-4489, Attention: Secretary, no later than January 14, 1995 for inclusion, if appropriate, in the Proxy Statement and the form of proxy relating to the 1995 Annual Meeting.
- ------------------------------------------------------------------------------

OTHER MATTERS

The management of the Company knows of no matters which are to be brought before the meeting, other than as set forth above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.
- ------------------------------------------------------------------------------

EXPENSES

The cost of preparing, assembling and mailing in connection with this solicitation of proxies will be borne by the Company. Proxies may be solicited by regular employees of the Company personally or by mail, telephone or telegraph.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors,

Joanne Schenck
Secretary

Cranston, Rhode Island
April 1, 1994

PROXY                                                PROXY
                 Outlet Communications, Inc.

         ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 1994
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of OUTLET COMMUNICATIONS, INC., hereby appoints Letitia Baldrige, Robert C. Butler and Charles G. Conklin and each of them, with full power(s) of substitution, the proxies of the undersigned to vote all shares of Common Stock of OUTLET COMMUNICATIONS, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the corporation to be held at 3165 Olentangy River Road, Columbus, Ohio 43202, on Wednesday, May 4, 1994, at 1:00 p.m., local time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.


New Address ___________________

            ___________________

            ___________________

This proxy will be voted in the Election of Directors in the manner described in the Proxy Statement for the Annual Meeting of Stockholders.


      ------------
         COMMON

1. ELECTION OF DIRECTORS                           FOR  AGAINST  ABSTAIN
    FOR all    WITHHOLD
    nominees   AUTHORITY           2.  PROPOSAL TO RATIFY THE SELECTION
    listed      from all               OF ERNST & YOUNG as independent
    below       nominees               public accountants for the cor-
   (except as                          poration for the fiscal year
    marked to                          ending December 31, 1994.  The
    the con-                           Board of Directors recommend a
    trary)                             vote FOR:

The Board of Directors             3.  In their discretion the Proxies
recommends a vote FOR:                 are authorized to vote upon such
James G. Babb,                         other business as may properly
Letitia Baldrige,                      come before the meeting.
Robert C. Butler,
Stephen J. Carlotti,
Frederick R. Griffiths,
Julius Koppelman,
James K. Makrianes,
Leonard Lieberman,
Victor H. Palmieri,
Frank E. Richardson,
Frank E. Walsh, Jr.,
and Solomon M. Yas.

For, except vote withheld from
the following nominee(s):


Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                                       Date

Signature                                       Date

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE FREE ENVELOPE.